EXHIBIT 10.2

    June 25, 2010

Crownbutte Wind Power, Inc.
111 Fifth Avenue, NE
Mandan, ND 58554
Attention:	Mr. Timothy H. Simons, Chief Executive Officer

Re:	Promissory Note dated June 3, 2010

Ladies and Gentlemen:

We refer to the Promissory Note dated June 3, 2010, from Crownbutte Wind Power, Inc. (the “Borrower”) to the Gottbetter Capital Group, Inc. (the “Lender”) in the principal amount of $25,000.00 (the “Note”).  Capitalized terms used herein without definition have the meanings ascribed to them in the Note.

The Lender acknowledges receipt today from the Borrower of cash in the amount of $25,000.00 as prepayment in full of the principal of the Note.  In consideration thereof, the Lender hereby agrees to amend the fifth paragraph of the Note to read in its entirety as follows:

In addition, the Borrower agrees that, after making the prepayment of this Note aforesaid, upon concluding each Transaction the Borrower will immediately pay to Gottbetter & Partners, LLP (“G&P”) ten percent (10%) of the proceeds of such Transaction against accrued and unpaid professional fees and expenses of G&P until all accrued and unpaid professional fees and expenses of G&P have been paid in full, and such payment to G&P shall be a condition precedent to the closing of any Transaction.

Except as modified hereby, the Note shall remain in full force and effect until all amounts due thereunder have been paid in full.

Please signify your agreement to the foregoing by countersigning this letter in the place indicated and returning a copy to the Lender.

Very truly yours,

GOTTBETTER CAPITAL GROUP, INC.

By:	/s/ Adam S. Gottbetter
Adam S. Gottbetter, President

Acknowledged and agreed:

CROWNBUTTE WIND POWER, INC.

By:	/s/ Timothy H. Simons
Timothy H. Simons, Chief Executive Officer